U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*
     Quilliam, Pierre
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 (Last) (First) (Middle)
     Village of Gambier
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(Street)
     Nassau, The Bahamas
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(City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)
     09/13/00
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
     American Electric Automobile Company, Inc.   "AEAC"
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5. Relationship of Reporting Person to Issuer (Check all applicable) [X]
Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)
      President and CEO
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6. If Amendment, Date of Original (Month/Day/Year)
      Not Applicable
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7. Individual or Joint/Group Filing (Check applicable line) [X] Form Filed by
1 Reporting Person [ ] Form Filed by More than 1 Reporting Person

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         Table I -- Non-Derivative Securities Beneficially Owned
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
                                         3. Ownership Form:  4. Nature of
1. Title        2. Amount of Securities     Direct (D) or       Indirect
   of Security     Beneficially Owned       Indirect (I)        Beneficial
   (Instr. 4)      (Instr. 4)               (Instr. 5)          Ownership
                                                                (Instr. 4)
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Common Stock--------3,250,000---------------I-----------------------(1)-------
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                              SEC 1473 (3-99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                               5. Owner-
                                             3. Title and Amount of Securities                    ship
                                                Underlying Derivative Security                    Form of
                        2. Date Exercisable    (Instr. 4)                                         Derivative
                        and Expiration Date  ---------------------------------   4. Conver-       Security:
                        (Month/Day/Year)                          Amount            sion or       Direct      6. Nature of
                        -------------------                       or                Exercise      (D) or         Indirect
                        Date       Expira-                        Number            Price of      Indirect       Beneficial
1. Title of Derivative  Exer-      tion                           of                Derivative    (I)            Ownership
   Security (Instr. 4)  cisable    Date         Title             Shares            Security      (Instr. 5)     (Instr. 5)
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


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

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Explanation of Responses:

(1)     The shares are held by Bisell Investments Inc ("Bisell").
Pierre Quilliam is President and Secretary of Bisell 	and beneficially owns
100% of its shares.


PIERRE QUILLIAM
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Pierre Quilliam                                           September 22, 2000
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**Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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